Exhibit 4.2

Abbotly Technologies Pty Limited

LICENSE AGREEMENT

THIS AGREEMENT    made this 23rd day of July 2003

BETWEEN:

Abbotly Technologies Pty Limited ABN 36 001 828 011,

having its registered office at Level 6, 491 Kent Street Sydney, NSW Australia, (hereinafter called Abbotly.)

 And

Abbotly Technologies Inc. a Missouri, United States of America corporation having its place of business at 400 N. Mountain Ave, Suite 219, Upland California USA (hereinafter referred to as LICENSEE)

WHEREAS:

A

Abbotly is the manufacturer and World Wide Distributor of a range of energy saving systems, designed specifically for refrigeration and air conditioning equipment (hereinafter called the Products) as described with more particularity in Schedule 1 hereto.

B

LICENSEE wishes to have exclusive sales right to sell and distribute Products to Customers  located in  Territory (as defined below) upon and subject to the terms and conditions hereinafter contained.

C.

Abbotly is willing to grant such an exclusive rights to licensee upon and subject to such terms and conditions.

IT IS MUTUALLY AGREED AS FOLLOWS:

1.0 Definitions

“Commencement Date” shall mean 3rd of March, 2003 or such other date as shall be agreed to by both parties in writing.

“Products” means the products listed in Schedule 1 and such other products as may from time to time be agreed to in writing by the parties.

“Territory” shall mean the United States of America and Canada.

Abbotly Technologies  Distributor Agreement

“Confidential Information” includes, but is not limited to, Product designs, Product software programs, business methods, manuals, calculation programs and other copyrighted intellectual property.

2.0 Appointment

2.1

Abbotly hereby appoints the LICENSEE as its sole and exclusive distributor for the sale of the Products in the Territory and the LICENSEE agrees to act in that capacity subject to the terms and conditions of this Agreement.

2.2

Except as otherwise provided in paragraph 15, during the term of this Agreement Abbotly shall not appoint any other person, firm or company as a distributor, representative or agent for sale of the Products in the Territory or knowingly supply product to other persons, firms or companies for sale in the Territory.

2.3

LICENSEE shall be entitled to describe itself as Abbotly’s “Authorized Exclusive Distributor” for the Products to Customers, but shall not hold itself out as Abbotly’s agent or as being entitled to bind Abbotly in any way

2.4

LICENSEE shall sell Products within the Territory.

2.5

LICENSEE shall not during the term of this Agreement

(a)

Obtain the Products from any person, firm or company other than Abbotly or a source approved by Abbotly.

(b)

Be concerned or interested, either directly or indirectly, in the manufacture, distribution or sale of any goods that compete with the Products.

2.6

LICENSEE agrees that the name Abbotly Technologies is the exclusive property of Abbotly and may be used by the Licensee for the duration of this agreement.

3.0

Supply of the Products

3.1

Abbotly shall use its best endeavors to supply Products within one month after receipt of LICENSEE’s purchase orders.

3.2

Upon receipt and confirmation of a purchase order from Licensee Abbotly shall, as soon as it is practicable inform LICENSEE of the estimated delivery date for the Products ordered. Abbotly shall use all reasonable endeavours to meet all promised delivery dates.

3.3

In the event that any of the Products are rendered obsolete or are superseded by new Products, Abbotly shall  supply such new Products to Licensee on the terms and conditions contained in this Agreement.

Abbotly Technologies  Distributor Agreement

4.0

Payment for The Products

4.1

Quoted prices for Products do not include any applicable taxes or import duties for which LICENSEE shall be responsible.

4.2

All payments for Products, shall be made by LICENSEE in United States Dollars by transfer to such bank account as Abbotly may from time to time designate in writing to LICENSEE. LICENSEE shall cause payment to be made in compliance with Schedules 1 and 2 attached herein.

4.3

Abbotly shall give LICENSEE not less than Thirty (30) days notice in writing of any change in the prices of the Products. LICENSEE shall have the right to place orders during the Thirty (30) day notice period at the lower price then in effect.

4.4

If LICENSEE fails to comply with the terms of payment, provided herein, after the reasonable notice and the opportunity to cure any payment deficiencies, Abbotly shall be entitled to cancel this Agreement in accordance with paragraph 9.3.(a)below.

5.0

Marketing Of The Products

5.1

LICENSEE shall use its best efforts to promote sale of the Products in the Territory and, subject to compliance by Abbotly with its obligations under paragraph 3.1 to satisfy the customers’ requirements.

5.2

LICENSEE shall be entitled to sell the Products to its customers at such prices as it may determine.  Licensee’s sales and marketing efforts shall not bring disrepute to Abbotly or the Products.

5.3

LICENSEE shall maintain such stocks of Products as may be necessary to meet its customer’s requirements.

5.4

In connection with the promotion and marketing of Products, LICENSEE shall make clear in all dealings with customers and prospective customers that it is acting as a distributor of Products and not as an agent of Abbotly.

5.5

LICENSEE shall comply with all legal requirements from time to time in force relating to the storage, promotion and sale of Products.

5.6

LICENSEE shall provide Abbotly a Marketing and Sales report at three month intervals in the form attached as Schedule 3.

5.7

Abbotly shall receive a complete copy of the results of any test or evaluation of Products conducted or commissioned by LICENSEE no later than one month after completion of the test(s) or evaluation(s).

Abbotly Technologies  Distributor Agreement

5.8

In the event LICENSEE does not achieve the “annual gross sales requirement” set forth in Schedule 1 hereto, LICENSEE shall allow Abbotly representatives to visit LICENSEE and examine the marketing and sales procedures and methods used by LICENSEE.

5.9

LICENSEE shall maintain an active, suitably qualified, trained technical staff and sales force and shall provide an after sales service for customer’s Products and maintain a suitable business infrastructure to satisfy the customer’s requirements.

LICENSEE may charge customers for post-sale services at a rate and in a manner deemed reasonable, in LICENSEE’s sole discretion.

5.10

Except as stated in paragraph 15 LICENSEE shall not sell or supply Products to any person or company for resale outside the Territory without first obtaining approval in writing from Abbotly.

6.0

Support And Training

6.1

Abbotly shall provide up to date information concerning the Products to assist LICENSEE in selling Products to the Customer, and Abbotly shall endeavor to answer promptly technical enquiries concerning the Products which are made by LICENSEE or its customers.

6.2

During the term of this Agreement, Abbotly shall provide to LICENSEE training by Abbotly relating to the Products for a period not exceeding ten (10) working days in the first year of the agreement and not exceeding ten (10) working days in subsequent years of the term of this Agreement.

6.3

The services to be provided by Abbotly pursuant to paragraph 6.1, and 6.2 shall be provided in the English language and shall be free of charge, but additional training and the provision of sales and technical support requested by LICENSEE and given by Abbotly shall be paid for by LICENSEE at Abbotly’s standard rates as listed in Schedule 1.

7.0

Confidentiality

7.1

Except as provided in paragraph 7.2, LICENSEE shall, at all times during the term of this Agreement and after its termination, keep Abbotly’s method of business and intellectual property (including, but not restricted to copyright and design information) confidential and not disclose such confidential  information to any other person; and not use any confidential information for any purpose other than the performance of its obligations under this Agreement.

7.2

Confidential Information may not be disclosed by LICENSEE without first obtaining the written approval from Abbotly.  In each case LICENSEE shall use its best endeavours to ensure that the person to whom such information is

Abbotly Technologies  Distributor Agreement

disclosed, maintains the information  in confidence and does not use the information except for the purposes for which the disclosure is made.

7.3

LICENSEE shall ensure that all officers, directors, employees and contractors of LICENSEE execute an appropriate confidentiality and  non-disclosure and agreement with respect to Abbotly’s confidential information, A copy each signed confidentiality agreement shall be given to Abbotly within fourteen days after the execution thereof.

7.4

In the event LICENSEE becomes aware of any improper use of Abbotly’s confidential information, LICENSEE shall take all reasonable actions to protect Abbotly’s confidential information including, without limitation, seeking  injunctions and penalties  against any person or entity improperly using, infringing on, or endangering Abbotlys proprietary and intellectual property.  LICENSEE shall immediately notify Abbotly of any such infringement and the action it has taken to rectify such infringement.

8.0

Warranties and Liabilities

8.1

Abbotly warrants to LICENSEE that all product supplied hereunder will be of good, first class merchantable quality and will comply with the specifications and standards published in Abbotly technical literature.

Abbotly shall repair or replace any Product, free of cost to  LICENSEE, which is found to be defective in design or manufacture, provided such Product is returned to Abbotly not later than 24 months from the original date of delivery to LICENSEE.

To the extent allowed by law, except for the obligations set forth in this warranty statement, in no event shall Abbotly be liable for direct or indirect, incidental or consequential damages.

9.0

Duration And Termination

9.1

The term of this Agreement shall commence on the Commencement Date and shall continue for a period of five (5) years. Licensee shall have the option to extend the term of this Agreement for three (3) successive periods of five (5) years by giving notice of renewal in writing to Abbotly not later than 3 months prior to the end of the initial or any extended term hereof..

9.2

Abbotly shall be entitled to terminate this Agreement:

(a)

At any time if the LICENSEE fails to meet the annual minimum gross sales requirements set forth in Schedule 1, unless prevented from doing so by force majeure.

(b)

If there is at any time a transfer of control of the License  to which Abbotly has not consented, or

Abbotly Technologies  Distributor Agreement

9.3

Either party shall be entitled to terminate this Agreement. by written notice to the other Party if:

(a)

The other party commits a breach of this Agreement and fails to cure the same within a reasonable time after receipt of written notice specifying in reasonable detail the nature of the breach

(b)

A lien holder takes possession of or a receiver is appointed over the assets or property of the other party.

(c)

The other party makes any voluntary arrangement with its creditors, goes into liquidation or ceases or threatens to cease, to carry on business.

9.4

LICENSEE may terminate this Agreement if Abbotly fails to supply Products in a timely manner after receiving a purchase order or orders from LICENSEE.

10.0

Consequences Of Termination

10.1.

Upon termination of this Agreement:

(a)

All outstanding unpaid invoices rendered by Abbotly in respect of Products shall become immediately payable by LICENSEE.

(b)

LICENSEE shall cease to promote, market or advertise the Products  other than for the purpose of selling inventory on hand

(c)

The LICENSEE shall cease to use the name Abbotly Technologies and shall change the name of the Licensees business to remove the name Abbotly.

(d)

LICENSEE shall have no claim against Abbotly for compensation for loss of distribution rights, loss of goodwill;, and

(e)

Except as provided in paragraph 7 neither party shall have any further obligations to the other under this Agreement.

11.0

Nature Of The Agreement

11.1

Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer an employee between the parties. It is agreed and understood by Abbotly and LICENSEE, that LICENSEE is an independent contractor engaged in its own business.

11.2

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements and understandings between the parties with respect thereto, and may not be

Abbotly Technologies  Distributor Agreement

modified except by an instrument in writing signed by the duly authorized representative of each of the parties.

11.3

Each party acknowledge that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or promise except as set forth in this Agreement.

11.4

If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, this Agreement shall continue to be valid as to the other provisions hereof and the remainder of the affected provision(s).

11.5

The contents of this Agreement shall be kept confidential and shall not be disclosed to any third party unless required by law.

11.6

This Agreement shall be binding upon each of the parties hereto and their respective successors and permitted assigns.

12.0 Sub-Distributors

LICENSEE may appoint Sub-Distributors or sales agents to market, sell and install Products in the Territory.  Each Sub-Distributor and sales agent shall enter an agreement with LICENSEE similar in content to this License Agreement and shall be bound at all times by the confidentiality requirements of this Agreement.

LICENSEE shall supply Abbotly with a copy of all such agreements for approval.

LICENSEE shall accept full responsibility for the training and conduct of its Sub-Distributors and sales agents.

13.0  No License To Manufacture

This Agreement does not grant LICENSEE any right to manufacture Products.

This Agreement provides LICENSEE with a license to use Abbotly’s intellectual property and copyrighted material within the terms of this Agreement.  The Agreement does not confer any ownership of such intellectual property or copyrighted material.

14.0 Insurance

LICENSEE shall maintain insurance policies covering the following risks for the minimum designated amounts.

Abbotly Technologies  Distributor Agreement

Product Liability of $2,000,000.   Product Liability insurance must cover any and all damage which occurs to property and persons due to the operation of the business or the installation of the products.

Workers Compensation Insurance as required by Law.

LICENSEE is responsible for all premiums and costs associated with maintaining the above mentioned insurance policies.

Copies of current insurance policies and/or certificates of insurance shall be forwarded to Abbotly prior to the commencement of Licensee’s initial sale and no later than one month after the renewal of each policy during the term hereof.

15.0 International Corporate Clients

Where Abbotly has established or establishes a business relationship with a customer whose corporate headquarters is outside the Territory and who does business in the territory and Abbotly arranges the sale of Products to that customer through the LICENSEE, then the LICENSEE shall pay Abbotly a commission of 10% on such sale.

Where the LICENSEE has established or establishes a business relationship with a customer whose corporate headquarters is in the Territory and who  does business outside the Territory and  LICENSEE arranges for the sale of  Products to that customer through another LICENSEE, then the other LICENSEE shall pay the LICENSEE a commission of 10% on such sales. The LICENSEE must notify Abbotly in advance of any such sale

In the event no LICENSEE exists for the territory into which the Products are to be sold then the LICENSEE shall seek approval from Abbotly to make such sale and installation.

Abbotly Technologies  Distributor Agreement

16.0 Proper Law

This Agreement shall be governed by and construed in all respects in accordance with the laws of Australia and the Territory.  The laws of the Territory shall take precedence.

17.0

Notices and Services

Any notice, shall be deemed to have been sufficiently given if dispatched by personal delivery or sent by registered post  to the first above written address of the respective parties hereto. Any such notice if delivered personally shall be deemed to have been given or served on delivery against receipt thereof and if sent by post shall be deemed to have been given or served at the time when the registered letter would in the ordinary course of post be delivered.

18.0

Construction

Unless there is some thing in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:

(i)

words in the singular include the plural and words in the plural include the singular;

(ii)

words importing the masculine gender shall include the feminine and neuter gender;

(iii)

words applicable to natural persons include any body or persons firm or partnership or corporate or un-incorporate.

AS WITNESS this Agreement has been duly executed under seal by the parties hereto the day and year first above written.

Abbotly Technologies  Distributor Agreement

Signed by

            )

for and on behalf of

            )

Abbotly Technologies Pty Limited (Abbotly)

)

Date)

Signed by

)

for and on behalf of

)

Abbotly Technologies, Inc.  (Licensee)

)

Date)

Abbotly Technologies  Distributor Agreement

SCHEDULE  1.

ANNUAL GROSS SALES REQUIREMENT

LICENSEE shall sell a quantity of the Products having value not less than $60,000 during the first year of the term of this Agreement, $100,000 during the second year and $200,000 in each subsequent year of the term of this Agreement. “Value” is defined as the purchase costs of the products from Abbotly.

PRICE SCHEDULE

The price to the LICENSSEE of the individual Products at commencement shall be:

Model	Price Each
Network Controller	$900.00
System Interface Module	$610.00
Single Control Module	$1,100.00
PT100 Sensor	$50.00
Pressure Transducer	$231.00

All prices quoted are in United States Dollars and do not include shipping, transport insurance or any taxes or import duties.  All taxes, duties and freight shall be paid by LICENSEE.

Charges for additional training services or sales and technical support requested by LICENSEE and supplied by Abbotly shall be charged at the rate of $1,200 for each day, not to exceed 10 hours in any given day or $150 per hour, whichever is the less.

Abbotly Technologies  Distributor Agreement

Schedule 2.

Terms of Trade

1.

Payment in full for each shipment is due no later than 28 days from notice that the Products are ready for shipment and the invoice has been issued and received by LICENSEE.

2.

Invoices with payment outstanding after the 28 day period shall be liable for an interest charge of 1% per month or part of a month on any outstanding balance.

3.

A 20% deposit is required at time of order for order quantities with a value equal to or greater than $50,000

4.

A quantity discount of 15% shall apply for all purchase orders with a value equal to or greater than $50,000.00. The quantity discount will only apply if the payment is received within the 28 day payment period.

Abbotly Technologies  Distributor Agreement

Schedule 3.

Reporting Example

Customer Name	Market Sector	Number of Properties	Contact Date	Sale Date
ACE Shops Inc	Retail	160	12/5/02	12/7/02